EXHIBIT 99.1



                    Simtek Closes $1.5 Million Financing with
                          RENN Capital Group of Dallas

Colorado Springs, CO, November 11, 2003 - Simtek Corporation (OTC BB: SRAM), a leading developer of next-generation nonvolatile memory products, announced the closing of a $1.5 million financing transaction on November 7, 2003 with three funds advised by RENN Capital Group, Inc. (formerly Renaissance Capital) of Dallas, TX.

Under terms of the transaction, Simtek issued approximately 1,651,982 shares of common stock valued at 90.8 cents per shares. The share price was based on the average closing price of the common stock for the five trading days preceding the closing of the transaction. In addition, Simtek issued warrants to purchase 750,000 shares of common stock as follows: 375,000 shares at $1.25 per share and 375,000 shares at $1.50 per share. The term of the warrants is five years.

"We are pleased that RENN Capital is showing continued support for Simtek," stated Douglas Mitchell, Simtek's president and CEO. "As our long-standing financial partner they have provided valuable guidance as we've been building our product portfolio and our markets. This additional capital will support our requirements as we continue to introduce new products and ramp up production throughout 2004." Mitchell said Simtek will use the net proceeds of the transaction primarily for working capital to support the Company's growth plans.

"Simtek has made significant progress towards bringing a new class of nonvolatile memory products to market which will greatly expand the Company's served available market. As initial production shipments commence in the current quarter, customer interest to date creates optimism about the future opportunities," stated Robert Pearson, RENN Capital's senior vice president. "We are pleased to participate in this opportunity with the Company."

The funds advised by RENN Capital Group seek to invest in the securities of small capitalization emerging growth companies, frequently through private placements, with the objective of realizing above average rates of return.

Simtek is currently sampling 1 Mbit nonvolatile SRAM products manufactured in DongbuAnam's advanced 0.25-micron CMOS process, providing four times the density of Simtek's previous products as well as adding system-specific features to support the new Value-Added-Memory (VAM) line of application specific products.


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Simtek Corporation delivers fast re-programmable nonvolatile semiconductor memories. Information on Simtek products can be obtained from its web page: www.simtek.com; email: info@simtek.com; by calling (719) 531-9444; or fax (719) 531-9481. The Company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting the availability of new products during 2003 and 2004 and statements predicting the Company's future growth. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk of delays in the availability of new products due to technological, market or financial factors including the availability of necessary working capital, or the other factors described in the Company's most recent Form 10-KSB and Form 10-QSB filed with the Securities and Exchange Commission.

Contact:
Simtek Corporation
719-531-9444
info@simtek.com